Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-11097 and 333-67208) on Form S-8 of Mitcham Industries, Inc. of our report dated April 9, 2010, relating to the consolidated financial statements and the financial statement schedule, which appears in this Form 10-K.
Hein & Associates LLP
Houston, Texas
April 9, 2010